CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 25, 2014, accompanying the financial statements of Quality Municipals Income Trust, 39th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 974) as of March 31, 2014, and for the period from April 18, 2011 (date of deposit) through March 31, 2012 and for each of the two years in the period ended March 31, 2014 and the financial highlights for the period from April 18, 2011 (date of deposit) through March 31, 2012 and for each of the two years in the period ended March 31, 2014, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-172748) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 25, 2014